Exhibit 99.1

December 17, 2010

TAX LETTER

Dear Member,

Highwater Ethanol, LLC is a limited liability company taxed as a partnership, which means it is a “flow-through” entity for federal and state income tax purposes. The Company itself does not pay income tax at the company level, but the income or loss flows through to the owners of the membership units in proportion to their ownership interest.  These amounts are reported to members on tax Form K-1, which will be mailed the first half of February.  The portion of company income or loss reflected on your K-1 form must be reported on your income tax return.  Please remember that although our fiscal year ends October 31st, our tax reporting year ends December 31st.

Since we are aware that the income or loss reported to you could impact your tax planning and other financial decisions prior to year end, we are providing this ESTIMATE of company taxable income for the calendar year ending December 31, 2010. This ESTIMATE is not a guarantee of future results; it is only our prediction and involves numerous assumptions, risks and uncertainties. Our actual results may differ.

TAXABLE INCOME:

Based on our preliminary financial results, we anticipate you may have approximately ($357) Loss per membership unit (full year owners) of taxable loss reported to you on your K-1 form for the 12-months ending December 31, 2010.  If you owned your membership units, or a portion of them, for less than this entire calendar year, your share of company income or loss will be pro-rated to show the amount for the portion of the year that you owned the units. Your K-1 form will reflect any pro-ration based on a change in your unit ownership.

TAX CREDITS:

Your K-1 form will also allocate to you your share of federal tax credits.  We estimate this to be approximately $303 per membership unit for the 12-months ending December 31, 2010.

We recommend you consult your tax advisor regarding this tax memo and any implications it may have on your individual tax and financial situation.

This ESTIMATE of taxable income/loss allocation does NOT represent the amount of the cash distribution you can expect.  We have capital requirements, operational expenses and loan covenants that limit the amount of cash that will be available for distribution to members.

Sincerely,

Mark Peterson

Highwater Ethanol, LLC

Chief Financial Officer